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As filed with the U.S. Securities and Exchange Commission, via EDGAR, on October 27, 2004

SEC Registration No. 333-116343

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 8
TO
FORM S-11
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GMH Communities Trust
(Exact name of registrant as specified in governing instruments)

10 Campus Boulevard, Newtown Square, Pennsylvania 19073
(610) 355-8000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Joseph M. Macchione, Esquire
Senior Vice President and General Counsel
10 Campus Boulevard, Newtown Square, Pennsylvania 19073
(610) 355-8000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with copies to:

Justin W. Chairman, Esquire Leslie S. Cohn, Esquire Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, Pennsylvania 19103-2921 (215) 963-5000 (215) 963-5001 (facsimile)	Daniel M. LeBey, Esquire S. Gregory Cope, Esquire Hunton & Williams LLP Riverfront Plaza, East Tower 951 E. Byrd Street Richmond, Virginia 23219-4074 (804) 788-8200 (804) 788-8218 (facsimile)

        Approximate date of commencement of the proposed sale to the public: As soon as practicable after this registration statement becomes effective.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Shares of Beneficial Interest, $0.001 par value	$460,000,000	$58,282

(1)
Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2)
Previously paid.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us.

Securities and Exchange Commission registration fee	$58,282
NASD filing fee	30,500
NYSE listing fee	170,000
Printing and engraving fees	950,000
Legal fees and expenses	3,000,000
Accounting fees and expenses	2,000,000
Blue sky fees and expenses	10,000
Transfer Agent and Registrar fees	10,000
Miscellaneous	771,218

Total	$7,000,000

All costs and expenses, except the Securities and Exchange Commission registration fee and the NASD filing fee, are estimated.

Item 32. Sales to Special Parties.

        In the six-month period preceding the date on which this Registration Statement was filed with the Securities and Exchange Commission, we sold securities in the transactions described below.

        On June 1, 2004, we sold to Gary M. Holloway 1,000 common shares of beneficial interest for cash consideration of $1,000. These shares will be cancelled in connection with the reorganization of GMH Communities, LP, in which GMH Communities Trust will, through its wholly owned subsidiary, become the sole general partner and a limited partner of GMH Communities, LP. The reorganization of GMH Communities, LP will occur in connection with the closing of this offering.

        On July 27, 2004, GMH Communities, LP sold partnership interests to two entities wholly owned by Mr. Holloway and two entities affiliated with Vornado Realty Trust ("Vornado") and sold to Vornado's operating partnership a warrant to purchase units of limited partnership interests in GMH Communities, LP or common shares of GMH Communities Trust. In exchange for his partnership interests, Mr. Holloway contributed to GMH Communities, LP our initial student housing properties, interests in our military housing privatization projects and other assets, as described in "Our Business and Properties—Our Formation Transactions" in the prospectus that forms a part of this Registration Statement. In exchange for its partnership interests, Vornado contributed to GMH Communities, LP its commitment to fund $159.0 million in cash, of which $96.8 million had been funded as of the date of filing of Amendment No. 4 to this Registration Statement. Vornado paid GMH Communities, LP $1.0 million in cash for the aforementioned warrant.

Item 33. Recent Sales of Unregistered Securities.

        On June 1, 2004, we sold to Gary M. Holloway 1,000 common shares of beneficial interest for cash consideration of $1,000. These shares will be cancelled in connection with the reorganization of GMH Communities, LP, in which GMH Communities Trust will, through a wholly owned subsidiary, become the sole general partner and a limited partner of GMH Communities, LP. The reorganization of GMH Communities, LP will occur in connection with the closing of this offering. These shares were sold in accordance with the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

        On July 27, 2004, GMH Communities, LP sold partnership interests to two entities wholly owned by Mr. Holloway and two entities affiliated with Vornado Realty Trust ("Vornado") and sold to Vornado's operating partnership a warrant to purchase units of limited partnership interest in GMH Communities, LP or common shares of GMH Communities Trust. In exchange for his partnership interests, Mr. Holloway contributed to GMH Communities, LP our initial student housing properties, interests in our military housing privatization projects and other assets, as described in "Our Business and Properties—Our Formation Transactions" in the prospectus that forms a part of this Registration Statement. In exchange for its partnership interests, Vornado contributed to GMH Communities, LP its commitment to fund $159.0 million in cash, of which $96.8 million had been funded as of the date of filing of Amendment No. 4 to this Registration Statement. Vornado paid GMH Communities, LP $1.0 million in cash for the aforementioned warrant. These partnership interests and the warrant were sold in accordance with exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 34. Indemnification of Trustees and Officers.

        The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains a provision which eliminates the liability of our trustees and officers to the maximum extent permitted by Maryland law.

        Our declaration of trust permits us, to the maximum extent permitted by Maryland law, to obligate ourselves to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee or officer and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee or officer, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his service in any such capacity. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of our company and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

        The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law, or the MGCL, for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission if the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or if the trustee or officer was adjudged to be liable for an improper personal benefit unless in either case a court orders indemnification and then only for expenses. In accordance with Maryland law we are required, as a condition to advancing expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by the trustee or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

Item 35. Treatment of Proceeds from Stock Being Registered.

        None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits.

(a)    Financial Statements.  See page F-1 for an index of the financial statements included in the Registration Statement.

(b)    Exhibits.  The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit	Description of Document
1.1††	Form of Underwriting Agreement.
3.1††	Articles of Amendment and Restatement of the Declaration of Trust of the Registrant.
3.2††	Bylaws of the Registrant.
3.3††	Form of Second Amended and Restated Agreement of Limited Partnership of GMH Communities, LP.
5.1**	Opinion of Venable LLP, with respect to the legality of the shares being registered.
8.1††	Opinion of Morgan, Lewis & Bockius LLP with respect to tax matters.
10.1††	Contribution Agreement, dated July 27, 2004, by and among GMH Communities, LP, GMH Communities GP, LLC and GMH LP LLC.
10.2† ††	Form of Employment Agreement by and between the Registrant and Gary M. Holloway.
10.3† ††	Form of Employment Agreement by and between the Registrant and Joseph M. Coyle.
10.4† ††	Form of Employment Agreement by and between the Registrant and Bruce F. Robinson.
10.5† ††	GMH Communities Trust Deferred Compensation Plan.
10.6† ††	GMH Communities Trust Equity Incentive Plan.
10.7††	Warrant, dated July 27, 2004, as amended on October 26, 2004, issued to Vornado Realty LP, by GMH Communities Trust and GMH Communities, LP.
10.8††
Contribution Agreement, effective as of October 18, 2004, by and among GMH Communities, LP, Corporate Flight Services, Inc., GH 353 Associates, Inc., LVWD, Ltd., GMH Capital Partners Asset Services, LP and Gary M. Holloway.

21.1††	Subsidiaries of the Registrant.
23.1**	Consent of Venable LLP (included in its opinion filed as Exhibit 5.1 hereto).
23.2††	Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 8.1 hereto).
23.3**	Consent of Ernst & Young LLP.
23.4††	Consent of Steven J. Kessler to be named as a trustee nominee.
23.5††	Consent of James W. Eastwood to be named as a trustee nominee.
23.6††	Consent of Denis J. Nayden to be named as a trustee nominee.
23.7††	Consent of Richard A. Silfen to be named as a trustee nominee.
23.8††	Consent of Frederick F. Buchholz to be named as a trustee nominee.
23.9††	Consent of Dennis J. O'Leary to be named as a trustee nominee.
24.1††	Power of attorney.

*
To be filed by amendment.

**
Filed herewith.

††
Previously filed.

†
Compensatory plan or arrangement.

Item 37. Undertakings.

        (a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to trustees, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned Registrant hereby further undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act, shall be deemed to part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this amendment no. 8 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newtown Square, Pennsylvania, on the 27th day of October, 2004.

GMH COMMUNITIES TRUST
By:	/s/ GARY M. HOLLOWAY Gary M. Holloway President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GARY M. HOLLOWAY Gary M. Holloway	President, Chief Executive Officer and Chairman of our Board of Trustees (Principal Executive Officer)	October 27, 2004
/s/ BRUCE F. ROBINSON Bruce F. Robinson	President of Military Housing Business and Trustee	October 27, 2004
/s/ BRADLEY W. HARRIS Bradley W. Harris	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 27, 2004

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PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES